EXHIBIT 99.1




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Synergy Resources  Provides  Operational  Update and 2nd Quarter Conference Call
Details

Synergy Resources Corporation (Synergy) has expanded its contract with Ensign United States Drilling Inc. (Ensign) to include a second automatic drilling rig
(ADR) to execute the horizontal development of its leasehold in the Wattenberg Field. Synergy believes that a two rig drilling program utilizing ADR rigs will be instrumental in accelerating horizontal development going forward. The ADR rigs have several advantages over conventional rigs, including the capability of drilling mid and extended reach laterals, reducing the environmental footprint by using natural gas instead of diesel fuel, noise abatement and creating efficiencies in leasehold development. Synergy has secured Ensign Rig #134, an ADR rig, as a replacement for Ensign Rig #17. Rig #134 has spudded the first of six horizontal wells planned for the Eberle pad. On the Eberle pad Synergy intends to drill 2 Niobrara B wells, 1 Niobrara C well and 3 Codell wells. Furthermore, the plans call for two of the wells to be 7,100 feet mid-reach lateral horizontal wells.

Ensign Rig #17 has finished drilling the Phelps pad however, due to severe weather in January and mechanical difficulties with the rig the Phelps pad is approximately thirty days behind schedule. Completion is scheduled in late March and Synergy believes production will begin during May. Three of the wells will be completed using the plug and perf method and three wells will be completed using sliding sleeves. Synergy used the sliding sleeve technology on its first eleven horizontal wells.

On Synergy's Union pad Ensign Rig #131 is currently in the final stages of drilling the fourth of six wells planned. Drilling on the Union pad is going according to schedule and Synergy anticipates the wells will be completed in May and in production in June. The Union wells consist of a mix of Niobrara and Codell wells. When finished drilling the Union pad Ensign Rig #131 is scheduled to move to Synergy's Kelly Farms lease in the Greeley area to drill four horizontal wells.

On Synergy's Renfroe pad the wells have been on production for six months and the average daily production for the two Codell wells is 280 BOEs and the three Niobrara B wells is 230 BOEs. The production has consisted of 68% oil and 32% natural gas. Current pay back status is 66% after the first six months of production.

Production on Synergy's Leffler pad didn't begin until the third week of January due to DCP Midstream's Eaton gas processing plant repairs. This forced shut down occurred during flow back of the Leffler wells and the completion fluids remained on the formation for nearly four weeks. Once the Eaton plant was operational the 30 day average production for the six wells on the Leffler pad was over 300 BOE per day per well. Synergy has recently increased the compression capacity on the Leffler pad to handle higher than anticipated gas volumes from the wells.

Synergy has recently completed the drilling and testing of the Buffalo Run well, a vertical well in the Wattenberg extension area. The well was tested in the D-Sand, cored in the Greenhorn formation, which was over 75 feet thick, and side wall cores were taken in the Niobrara and Codell formations. While the logs showed the D-Sand was present Synergy and its partner, Vecta Oil & Gas, determined it was not commercial. Core samples are being analyzed for prospective horizontal development in the Greenhorn, Niobrara and Codell.

Synergy plans to drill several vertical wells on its core Wattenberg acreage this year and has secured Ensign Rig #22 for this purpose. Synergy will hold a conference call at 12Noon ET (10AM MT) on April 4th, 2014 to discuss results for its fiscal second quarter ended February 28th, 2014. The company plans to issue its earnings press release prior to the call.

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Synergy  Resources  co-CEO Ed Holloway,  co-CEO  William  Scaff,  Jr., CFO Monty
Jennings and Chief Operating Officer Craig Rasmuson will host the presentation, followed by a question and answer period.

Date: Friday, April 4th, 2014
Time: 12 noon Eastern time (10 a.m. Mountain time)
Domestic Dial-In #: 877-407-9122
International Dial-In #: 201-493-6747

The conference call will be webcast simultaneously which you can access via this link: http://syrginfo.equisolvewebcast.com/q2-2014 and via the investor section of the company's web site at www.syrginfo.com.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, contact Jon Kruljac with Synergy Resources at 970-737-1073.

A replay of the call will be available after 3:00 p.m. Eastern time on the same day and until April 11th, 2014.

Domestic Toll-free Replay #: 877-660-6853
International Replay #: 201-612-7415
Replay ID#411931

About Synergy Resources Corporation

Synergy Resources Corporation is a domestic oil and natural gas exploration and production company. Synergy's core area of operations is in the Denver-Julesburg Basin, which encompasses Colorado, Wyoming, Kansas, and Nebraska. The Wattenberg field in the D-J Basin ranks as one of the most productive fields in the U.S. The company's corporate offices are located in Platteville, Colorado. More company news and information about Synergy Resources is available at www.syrginfo.com. Download PDF

Company Contact:
Rhonda Sandquist
Synergy Resources Corporation
Tel (970) 737-1073
Email: rsandquist@syrginfo.com

Investor Relations Contact:
Jon Kruljac
Synergy Resources Corporation
Tel (303) 840-8166
Email: jkruljac@syrginfo.com
Source: Synergy Resources Corporation